CONTRATTO DI CESSIONE DI QUOTE

Tra le parti:
•
Andrea Delle Monache , nato a Viterbo il 1 settembre 1983, residente in Viterbo strada della Chiesuola n. 4/A , codice fiscale: DLL NDR 83P01 M082G , amministratore ed intestatario di una quota pari al 50%  del capitale sociale della società ITALRAEE SRL con sede nel comune di Viterbo , capitale € 10.000,00, costituita il  16 gennaio dell’anno 2012 dinanzi al notaio dott Ernesto Caprino in Vignanello, rep. N. 752, racc. n. 53 ;

•
Luca Delle Monache , nato a Montefiascone, il 24.05.1980, residente in Viterbo strada della Chiesuola n. 4/A , codice fiscale: DLLLCU 80E24 F499L , amministratore ed intestatario di una quota pari al 50%  del capitale sociale della società ITALRAEE SRL con sede nel comune di Viterbo , capitale sociale  € 10.000,00 costituita il  16 gennaio dell’anno 2012 dinanzi al notaio  dott Ernesto Caprino in Vignanello, rep. N. 752, racc. n. 53 ;

denominati d’ora innanzi	parte cedente

e

•
la società Recovery Industries Limited Company numero 7848967 , con sede in Londra, Suite B 29 Harley Street  ( cap W1G9QR), registrata negli uffici di Inghilterra e Galles al n. 04308316, capitale sociale rappresentato da n. 1 quote di 1 pound sterlina per un valore complessivo di  pound sterling 1.000 ;  direttore ( amministratore) sig. Salvatore Cherchi residente in Italia di nazionalità italiana nato il 26.12.1957 residente in Sassari via Ferrucci n. 18 (cap 07100) . la società intestataria del 100% delle quote del capitale sociale della Recovery Industries Limited Company  è la società  Garb Oil   & amp power corporation con sede negli Stati Uniti d’America Suite 200 Salt  Lake City  (CAP 84115) , amministratore sig. Alan Fleming residente negli Stati Uniti di nazionalità britannica nato il 27.12.1959 , amministratore sig. John Rossi residente negli Stati Uniti di nazionalità australiana nato il 27.11.1959

denominati d’ora innanzi	parte cedente

PREMESSO

➢	che la parte acquirente , proprietaria di brevetti relativi al know how più avanzato ed innovativo di settore, intende operare nel campo dello smaltimento RAEE sul territorio europeo;
➢
che la parte cedente ha la possibilità di operare nel settore dello smaltimento RAEE sul territorio laziale avendo a disposizione autorizzazioni e licenze operative oltre alle capacità manageriali di business;

➢	che tra le parti intercorre per questi motivi un progetto di joint venture ;

Tutto ciò premesso e considerato si conviene e si stipula quanto segue essendo le premesse parte integrante e sostanziale del presente accordo.

Art. 1) Con il presente accordo la parte cedente intende  stipulare un contratto di cessione di quote al valore nominale come appresso descritto:

	quota posseduta	valore	quota ceduta	valore
Andrea Delle Monache	50% del cap. sociale	€ 5.000	25%del cap. sociale	€ 2.500
Luca Delle Monache	50% del cap. sociale	€ 5.000	26% del cap. sociale	€ 2.600
			totale ceduto	€ 5.100

 con pagamento già sin d' ora avvenuto;

Art. 2) Con il presente accordo la parte acquirente intende, oltreché rilevare il 51% delle quote del capitale sociale della Italraee srl , versare a titolo di riserva sovrapprezzo quote l’importo di € 2.994.900,00. Tale valore verrà versato a condizione che vi siano le condizioni autorizzative e di attuabilità finanziaria allo sviluppo del progetto e nel tempo immediatamente successivo al verificarsi delle condizioni citate.

l.c.s.
ROMA , 3/02/2012
Parte cedente:
Luca Delle Monache Andrea Delle Monache
Parte acquirente:
per la società Recovery Industries Limited Company
L’amministratore: Salvatore Cherchi

CONTRACT FOR SALE OF SHARES

Between the parties:

• Andrea Delle Monache, born in Viterbo, September 1, 1983, residing in Viterbo road Chiesuola n. 4 / A, Tax Code: 83P01 DLL NDR M082G, director and holder of a share of 50% of the share capital of the company ITALRAEE SRL based in the town of Viterbo, with capital of €10,000.00, made on January 16, 2012 before a notary Dr. Ernesto Caprino in Vignanello, rep. N. 752, rec. No. 53;

• Luca Delle Monache, born in Montefiascone, on 24.05.1980, residing in Viterbo road Chiesuola n. 4 / A, Tax Code: 80E24 DLLLCU F499L, director and holder of a share of 50% of the share capital of the company ITALRAEE SRL based in the town of Viterbo, capital consists of € 10,000.00 on January 16 before the year 2012 Goat in the notary Dr. Ernesto Caprino in Vignanello, rep. N. 752, rec. No. 53;
henceforth referred to as the Transferors;

and

• The company Recovery Industries Limited Company number 7848967, established in London, Suite B 29 Harley Street (W1G 9QR), recorded in the offices of England and Wales no. 04308316, capital represented by n. 1 of 1 pound sterling shares for a total of 1,000 pounds sterling; Director (Admin) Mr. Salvatore Cherchi resident in Italy of Italian nationality born on 26.12.1957 in Sassari Via Ferrucci n. 18 (Section 07100). The Company owning 100% of the share capital of the Recovery Industries Limited Company is Garb Oil & Power Corporation based in the United States of America, 5248 Pinemont Dr., Suite C110 Murray UT 84123, Administrator Mr.Alan Fleming U.S. resident, British national, born on 27.12.1959, Administrator. Mr. John Rossi living in the U.S., an Australian, born on 27.11.1959 henceforth be called the Acquiring Party.

WHEREAS

➢ The Acquiring Party, the owner of patents relating to advanced know-how and innovative industry, intends to operate in the field of WEEE disposal in Europe; and
➢ The Transferors have the ability to operate in the field of WEEE disposal in Lazio, and will have access to permits and operating licenses as well as business management skills;

➢ that pursuant to discussions between the parties for these reasons, the parties planned a joint venture;

Having said this and considered it is hereby agreed as follows since the conditions and substantial part of this agreement.

Article 1) With this agreement, the Transferors intend to conclude a contract of sale of shares at par value as described below:

	Shares Owned	Value	Shares Sold	Value
Andrea Delle Monache	50% of the capital	€ 5,000	25% of the capital	€ 2,500
Luca Delle Monache	50% of the capital	€ 5,000	26% of the capital	€ 2,600
			Total Sales	€ 5,100

with payment having been made.

Article 2) With this agreement, the Acquiring Party intends, as well, in connection with the purchase of the 51% of the share capital of Italraee Ltd., to pay as a share premium reserve an amount of €2,994,900.00. This amount will be paid on the condition that the authorization and financial viability of the development project are met, payment to be made immediately following the occurrence of those conditions.

Dated
ROME, 02/03/2012
Assignors:

Luca Delle Monache

Andrea Delle Monache

Acquiring party:
for society
Recovery Industries Company Limited

The Administrator: Salvatore Cherchi